Exhibit (4)(c)(4)

SUPPLEMENT NO. 1 dated as of December 14, 2007, to the Senior Interim Loan Guarantee dated as of November 16, 2007 (the “Guarantee”), among ALLTEL CORPORATION, a Delaware corporation (“Parent”), ALLTEL COMMUNICATIONS, INC., a Delaware corporation (“ACI”), and ALLTEL COMMUNICATIONS FINANCE, INC., a Delaware corporation (“ACFI” and, together with ACI, the “Borrowers”), certain subsidiaries of Parent from time to time party hereto (collectively, “Subsidiaries” and, individually, “Subsidiary”), and CITIBANK, N.A., as Administrative Agent (as defined below).

A.            Reference is made to the Senior Interim Loan Credit Agreement dated as of November 16, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Parent, Citibank, N.A., as Administrative Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

C.            The Guarantors have entered into the Guarantee in order to induce the Lenders to make Loans. Section 4.14 of the Guarantee provides that additional Material Domestic Subsidiaries of the Borrower may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. The undersigned Material Domestic Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 4.14 of the Guarantee, the New Subsidiary by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations does hereby, for the benefit of the Lenders, their successors and assigns, irrevocably, absolutely and unconditionally Guarantee, jointly with the other Guarantors and severally, the due and punctual payment and performance of the Obligations.  Each reference to a “Guarantor” in the Guarantee shall be deemed to include the New Subsidiary and each reference in the Credit Agreement and any other Loan Document to a “Guarantor”, “Subsidiary Guarantor” or a “Loan Party” shall also be deemed to include the New Subsidiary.  The Guarantee is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary, and the Administrative Agent has executed a counterpart hereof.  Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  If any provision contained in this Supplement is held to be invalid, illegal or unenforceable, the legality, validity, and enforceability of the remaining provisions contained herein and in the Guarantee shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law the parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 4.04 of the Guarantee.

SECTION 8.  The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with the execution and delivery of this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[SIGNATURE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

ALLTEL NEW LICENSE SUB, LLC,

By: /s/ Holly L. Larkin
Name: Holly L. Larkin
Title: Authorized Signatory

                                                           Jurisdiction of Formation: Delaware
                                                           Organizational Identification Number: 4464012
                                                           Address Of Chief Executive Office: One Allied
                                                           Place Little Rock, AR 72002

                                                           CITIBANK, N.A., as Administrative Agent

By: /s/ Ross A. Mac Intyre
Name: Ross A. Mac Intyre
Title: Vice President